Exhibit 23.1

Chang G. Park, CPA, Ph. D.

t 2667 CAMINO DEL RIO SOUTH PLAZA B t SAN DIEGO t CALIFORNIA 92108 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

_____________________________________________________________________________________

May 28, 2010

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated May 28, 2010, relating to the financial statements of Aurum Resources Corp. for the period from May 22, 2009 (inception) through April 30, 2010, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Chang G. Park

____________________________

Chang G. Park, CPA